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                                                                   EXHIBIT 10.59

                               CREDIT AGREEMENT

                  CREDIT AGREEMENT dated as of October 6, 1998 between ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (the "COMPANY"), and DEUTSCHE BANK AG, a bank chartered under the laws of the Federal Republic of Germany, acting by and through its New York Branch, (together with its successors and assigns,"LENDER").


PRELIMINARY STATEMENTS:

                  (1) The Company intends to develop, through its Affiliates, assisted living facilities, including Alzheimers and other dementia care facilities, each to be owned by a Borrower and shall be leased to and operated by the Operating Lessee.

                  (2) The Company has requested that Lender lend to the respective Borrowers an aggregate principal amount of up to One Hundred Fifty Million Dollars ($150,000,000.00) in order to repay and refinance the construction financing provided by Construction Lenders with respect to each such facility. Lender has indicated its willingness to agree to lend such amount on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.


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                  "APPLICABLE LENDING OFFICE" means Lender's Eurodollar Lending
         Office during any period in which a Loan is maintained as a Eurodollar Rate Loan and Lender's Domestic Lending Office during any period in which such Loan is maintained as a Base Rate Loan.

                  "APPRAISAL" means an appraisal of one or more of the Projects prepared by an Appraiser in accordance with the Uniform Standards of Appraisal Practice of the Appraisal Foundation and complying with the requirements of Title 11 of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 and otherwise in form and substance acceptable to Lender, as may be updated by recertification from time to time.

                  "APPRAISER" means an Independent appraiser approved by Lender.

                  "ASSIGNEE" means any assignee of Lender pursuant to SECTION 7.01.

                  "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by Lender and an Assignee, and accepted by Lender, in accordance with SECTION 7.01 and in substantially the form of EXHIBIT B.

                  "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the lesser of (i) the maximum nonusurious rate permitted by Law or (ii) the greater of (A) the rate of interest announced publicly by Deutsche Bank AG, New York Branch, in New York, from time to time, as its "Prime Rate" and (B) one percent (1%) above the Federal Funds Rate.

                  "BASE RATE LOAN" means any Interim Loan which bears interest in accordance with SECTION 2.06(A)(I).

                  "BORROWER" except as otherwise limited herein, means each of the wholly owned Subsidiaries of the Company designated by the Company to receive the Loans in accordance with the terms of this Agreement.

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City, the city in which the principal office of the Loan Servicer is located and, if the applicable Business Day relates to any Determination Date during any period in which any Loan is maintained as a Eurodollar Rate Loan, a Business Day on which commercial banks are open for international business (including dealings in dollar deposits in the London interbank market).

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                  "CAPITALIZED LEASES" means, with respect to any Person, any lease of any property by such Person, as lessee, which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

                  "CHANGE OF CONTROL" shall mean and include any of the following:

                           (i) any person or group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any member of the Current Holder Group, shall acquire, other than in a Merger Transaction which itself does not result in a Change of Control under clause (iii) below, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 50%, on a fully diluted basis, of the economic or voting interest in the Company's capital stock;

                           (ii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement or agreements for the sale or disposition by the Company of all or substantially all of the Company's assets; and/or

                           (iii) the shareholders of the Company approve a merger, business combination or consolidation of the Company with any other person, including a triangular merger involving the Company (any such transaction, a "MERGER TRANSACTION"), other than a Merger Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or resulting entity outstanding (on a fully diluted basis) after such Merger Transaction.

         As used in this definition, "CURRENT HOLDER GROUP" shall mean (i) those persons who are officers and directors of the Company at the Effective Date, (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such person,
         (iii) the executors and administrators of the estate of any such person, and any court appointed guardian of any such person, and (iv) any trust,


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         family partnership or other investment entity for the benefit of any such person referred to in the foregoing clauses (i) and (ii) or any other persons or charitable purposes, so long as one or more members of the Current Holder Group has the exclusive or joint right to control the voting and disposition of securities held by such trust.

                  "CLOSING DATE" means, with respect to any Loan, the date on which the applicable Borrower shall execute and deliver the Project Loan Documents and Lender shall disburse the proceeds of such Loan.

                  "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of Lender.

                  "COLLATERAL DOCUMENTS" means, with respect to each Loan, the Mortgage, the Security Agreement and any other agreement that creates or purports to create a Lien in favor of Lender to secure such Loan and, collectively, all such agreements for all the Loans.

                  "COMMITMENT" means, Lender's commitment to lend an aggregate principal amount of up to One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) on the terms and conditions of this Agreement.

                  "COMMITMENT DATE" has the meaning specified in SECTION 3.02.

                  "COMMITMENT TERMINATION DATE" has the meaning specified in
         SECTION 2.01.

                  "COMPANY" has the meaning specified in the Preliminary Statements.

                  "CONSTRUCTION LENDER" means the lender providing Construction Loan financing with respect to any Project.

                  "CONSTRUCTION LOAN" means the loan provided by the Construction Lender with respect to any Project.

                  "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred

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         purchase price of property or services, (c) all Obligations of such
         Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,
         (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "DEFAULT INTEREST RATE" has the meaning specified in SECTION 2.06(B).

                  "DETERMINATION DATE" means, with respect to each Interest Period, the second Business Day prior to the Interest Reset Date.

                  "DOMESTIC LENDING OFFICE" means the office of Lender specified as its "Domestic Lending Office" on SCHEDULE 1 or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Company and Lender.

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                                       6


                  "EFFECTIVE DATE" has the meaning specified in SECTION 3.01.

                  "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "EQUIPMENT" means all equipment referred to in SECTION 1(A) of the Security Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EURODOLLAR LENDING OFFICE" means the office of Lender specified as its "Eurodollar Lending Office" opposite its name on
         SCHEDULE 1 or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of Lender Party as such Lender Party may from time to time specify to the Company and Lender.

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                  "EURODOLLAR MARGIN" has the meaning specified in that certain
         Side Letter by and between the Company and Lender, dated as of the date hereof.

                  "EURODOLLAR RATE" means, for any Interest Period, the lesser of (i) the maximum nonusurious rate permitted by Law or (ii) (A) either
         (a) the quotation (expressed as percentage per annum) appearing on Telerate Page 3750 as of 11:00 a.m., New York time, on the relevant Determination Date for such Interest Period for U.S. Dollar deposits for the relevant Interest Period in the London interbank market (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) or, if no such rate appears on Telerate Page 3750,
         (b) the arithmetic mean (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) of the rates quoted at approximately 11:00 a.m., London time, on such Determination Date, by four (4) major banks in the London interbank market, selected by Lender, to prime banks in the London interbank market for U.S. Dollar deposits for the relevant Interest Period commencing on the first day of the applicable Interest Period and in a principal amount equal to an amount of not less than $250,000.00 that is representative for a single transaction in such market at such time, provided that, if fewer than four (4) such quotations are provided as requested, the rate of interest that is in effect on such Determination Date will be the Eurodollar Rate for the immediately preceding Interest Period divided by (B) one (1) minus the Eurodollar Rate Reserve Percentage. The foregoing notwithstanding, the Eurodollar Rate for any Stub Interest Period shall be determined on the basis of a one-month Interest Period commencing on the applicable Closing Date.

                  "EURODOLLAR RATE LOAN" means any Loan during any period in which such Loan bears interest in accordance with SECTION 2.06(A)(II).

                  "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for all Eurodollar Rate Loans means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

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                                       8


                  "EVENTS OF DEFAULT" has the meaning specified in SECTION 6.01.

                  "EXCLUDED TAXES" has the meaning specified in SECTION 2.11(A).

                  "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

                  "FISCAL YEAR" means a fiscal year of the Company and its consolidated Subsidiaries or each Borrower ending on December 31 in any calendar year or such other fiscal year as the Company may select from time to time in accordance with the terms of this Agreement.

                  "GAAP" means generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in SECTION 5.03.

                  "GUARANTOR" means the Company.

                  "GUARANTY" means the Guaranty in the form of EXHIBIT E.

                  "HAZARDOUS MATERIALS" means (a) refined petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "IMPOSITIONS" has the meaning specified in the Mortgages.

                  "INDEMNIFIED PARTY" has the meaning specified in SECTION 8.04(B).


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                                       9


                  "INDEPENDENT" means, with respect to any specified Person, such a Person who (a) does not have any direct financial interest or any material indirect financial interest in the Company, any Borrower or in any of their respective Affiliates, (b) is not connected with the Company or any Borrower as an officer, employee, promoter, underwriter, trustee, partner or director and (c) is not controlled by or under common control with the Company, or any Borrower.

                  "INTEREST PAYMENT DATE" means, with respect to any Loan, the first (1st) day of each calendar month while any portion of such Loan remains unpaid; provided, however, that if such Interest Payment Date is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

                  "INTEREST PERIOD" means with respect to any Loan (a) the period beginning on (and including) the applicable Closing Date and ending on (but excluding) the first Interest Payment Date and (b) each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date provided, however, that no Interest Period shall extend beyond the applicable Loan Maturity Date.

                  "INTEREST RESET DATE" means, with respect to any Eurodollar Rate Loan, the first day of the applicable Interest Period.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "LAWS" means all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, determinations, awards and court orders of any federal, state, municipal or local government, governmental authority, regulatory agency or authority.

                  "LENDER" has the meaning specified in the Preliminary
         Statement.

                  "LENDER PARTY" means, collectively, Lender and any assignee of all or a portion of Lender's interests in this Agreement or any Loan and any subsequent assignee of any Lender Party.

                  "LENDER'S ACCOUNT" means an account of Lender or the Loan Servicer designated in writing by Lender or the Loan Servicer to the applicable Borrower.

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                                       10



                  "LIABILITIES" has the meaning specified in SECTION 7.02.

                  "LIBOR BREAKAGE COSTS" means the amount of all losses, costs, charges and damages which are actually incurred or which would be incurred by Lender through the end of an Interest Period as a result of any early termination of any arrangement, or the entering into a new arrangement, with any member of the London interbank market for the funding of the aggregate outstanding principal amount of the Loan (determined as though Lender had funded one hundred percent (100%) of such outstanding principal amount in the London interbank market and calculated as of the date of any applicable early termination, in the same manner as the Eurodollar Rate).

                  "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "LOAN" has the meaning set forth in SECTION 2.01.

                  "LOAN MATURITY DATE" means, with respect to each Loan, the second anniversary of the Closing Date of such Loan.

                  "LOAN DOCUMENTS" means collectively (i) this Agreement, (ii) the Guaranty and (iii) the Project Loan Documents for each Loan, in each case as amended or otherwise modified from time to time.

                  "LOAN PARTIES" means, collectively, each Borrower and the Company, in its capacity as Guarantor.

                  "LOAN SERVICER" has the meaning specified in the related Mortgage.

                  "LOAN-TO-VALUE RATIO" means the ratio, as of the applicable date of determination, of (a) the outstanding principal amount of such Loan to (b) the fair market value of the related Project as determined by the Appraisal.

                  "MANAGER" means the Company, or any successor appointed in accordance with the terms of the Loan Documents.

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                  "MANAGEMENT AGREEMENT" means a management agreement or
         sublease between the Borrower or Operating Lessee and the Manager in substantially the form of EXHIBIT I hereto with respect to the management and operation of the applicable Project.

                  "MARGIN STOCK" has the meaning specified in Regulation U.

                  "MATERIAL ADVERSE CHANGE" means a change which results in a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the applicable Borrower or the Company, (b) the rights and remedies of Lender under any Loan Document or (c) the ability of any applicable Borrower or the Company to perform its Obligations under any Loan Document to which it is or is to be a party.

                  "MOODY'S" means Moody's Investors Service, Inc.

                  "MORTGAGE" means a Mortgage or Deed of Trust, as the case may be, Assignment of Leases and Rents, Security Agreement and Financing Statement from the applicable Borrower to Lender, in substantially the form attached as EXHIBIT D to the applicable Project Commitment.

                  "NET PROCEEDS", with respect to any Loan, has the meaning specified in the related Mortgage.

                  "NOTE" means a promissory note of a Borrower payable to the order of Lender, in substantially the form attached as EXHIBIT C to the related Project Commitment evidencing the indebtedness of such Borrower to Lender resulting from the Loan made by Lender to such Borrower, together with any amendment, modification, consolidation or replacement thereof.

                  "NOTICE OF BORROWING" has the meaning specified in SECTION
         2.02.

                  "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability

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         of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in SECTION 6.01(F). Without limiting the generality of the foregoing, the Obligations of any Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Borrower under any Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

                  "OPERATING LEASE" means the applicable lease for each of the Projects between the related Borrower, as Lessor, and the applicable joint venture entity identified in the Notice of Borrowing or the Company, as applicable, as Lessee, in a form reasonably acceptable to Lender.

                  "OPERATING LESSEE" means the lessee under the applicable Operating Lease.

                  "ORGANIZATIONAL DOCUMENTS" means, (i) with respect to any Person that is a corporation, the certificate of incorporation or charter and by-laws of such Person, (ii) with respect to any Person that is a partnership, the partnership agreement and, if a limited partnership, certificate of limited partnership of such person, and
         (iii) with respect to any Person that is a limited liability company, the articles of organization and the operating agreement of such Person.

                  "ORIGINATION FEE" has the meaning specified in SECTION
         2.08(A).

                  "OTHER TAXES" has the meaning specified in SECTION 2.11(B).

                  "PERMITTED CHANGE OF CONTROL" shall mean any transaction in which either the Company or the entity exerting effective control over the Company (A) has a consolidated net worth (determined in accordance with GAAP) equal to or greater than One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), and (B) is publicly traded on the New York Stock Exchange ("NYSE"), American Stock Exchange ("AMEX"), or the National Association of Securities Dealers ("NASDAQ").

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                                       13


                  "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "PREMISES" has the meaning specified in the related Mortgage.

                  "PRINCIPAL LIMITED PARTNERS" means any limited partner or member of a Borrower that owns directly or indirectly, greater than a 49% beneficial interest in such Borrower.

                  "PROJECT" means the land, improvements and personal property comprising one of the assisted living facilities (including Alzheimers and other dementia care facilities) owned by the applicable Borrower and with respect to which a Loan is made by Lender in accordance with the terms of this Agreement.

                  "PROJECT COMMITMENT" means a written loan commitment in the form of EXHIBIT F hereto pursuant to which Lender confirms its obligation under and subject to the terms of this Agreement to fund a Loan with respect to a particular Project.

                  "PROJECT COSTS" means, the sum, for each Project, of (i) the total actual costs of development and construction of the Project, including (A) land acquisition costs, (B) site improvement and development costs, (C) all direct costs of construction, bricks, mortar, painting, carpeting, HVAC systems, sprinkler systems, other building mechanical, electrical and plumbing systems and other costs generally considered "hard" costs under construction industry practice,
         (D) the purchase price of fixed, moveable or mobile fixtures, furnishings and equipment located on or used in connection with the Project, (E) architectural and engineering fees, permit fees, financing fees and other costs generally considered "soft" costs under construction industry practice and (F) construction period interest and Impositions.

                  "PROJECT LOAN DOCUMENTS" means with respect to each Loan, (i) the Note, (ii) the Collateral Documents and (iii) any other written agreement or instruction evidencing, securing or otherwise related to such Loan.

                  "RATING AGENCY" means any of Fitch Investors Service, L.P., Moody's, Duff & Phelps Credit Rating Co. and S&P and "RATING AGENCIES" means at least two of the foregoing.

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                                       14


                  "REGISTER" has the meaning specified in SECTION 7.01(C).

                  "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "REMIC" means a "real estate mortgage investment conduit" within the meaning of SECTION 860D of the Internal Revenue Code.

                  "RESERVES" has the meaning specified in the Mortgages.

                  "RESPONSIBLE OFFICER" means any officer of any Loan Party or any of its Subsidiaries.

                  "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies.

                  "SECURITIES" has the meaning specified in SECTION 7.02.

                  "SECURITIZATION" has the meaning specified in SECTION 7.02.

                  "SECURITY AGREEMENT" means a Security Agreement from the Borrower to Lender in substantially the form attached as EXHIBIT E to the applicable Project Commitment.

                  "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,
         (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SPECIAL PURPOSE ENTITY" means a corporation, limited partnership or limited liability company which complies (and whose general partners, managing members and Principal Limited Partners, as applicable, comply) with the provisions of EXHIBIT G (including any representations and warranties contained therein) and the Organizational Documents of which (and of its general partners, managing members and Principal Limited Partners, as the case may be) include provisions and restrictions that will insure continued compliance with such EXHIBIT G, in each case, such that such Person would satisfy the criteria adopted from time to time by any Rating Agency rating any Securities issued with respect to the Loans of a special purpose entity.

                  "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "SUCCESSOR BORROWER" has the meaning specified in SECTION 2.05(B).

                  "TAKE-OUT AGREEMENT" means an agreement in substantially the form of EXHIBIT H attached hereto among Lender, the applicable Construction Lender and the applicable Borrower.

                  "UNITED STATES" has the meaning specified in SECTION 2.11(D).

                  "UNITED STATES PERSON" has the meaning specified in SECTION 2.11(D).

                  "TAXES" has the meaning specified in SECTION 2.11(A).

                  "TREASURY RATE" means, as of the applicable date of determination, the annualized yield on securities issued by the United States Treasury having a ten (10) year maturity, as quoted in Federal Reserve Statistical Release [H. 15 (519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date most nearly two (2) weeks before the date of determination (or a comparable rate if this rate is no longer published).

                  "U.S. GOVERNMENT SECURITIES" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the Securities, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Security or a specific payment of interest on or principal of any such U.S. Government Security held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Security or the specific payment of interest on or principal of the U.S. Government Security evidenced by such depository receipt.

                  "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

                  SECTION 2.01. THE LOANS. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make advances (the "LOANS") to the respective Borrowers from time to time pursuant to Project Commitments issued during the period from the Effective Date until the date which is the twenty-fourth (24th) month anniversary of the Effective Date (such date, or the earlier date of termination of the Commitment pursuant to SECTION 2.16 or
SECTION 6.01, being the "COMMITMENT TERMINATION DATE") in accordance with
SECTION 2.02, in an aggregate amount not to exceed One Hundred Fifty Million Dollars ($150,000,000.00). Amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

                  SECTION 2.02. MAKING THE LOANS. (a) From and after the Effective Date, at the written request of the Company and upon the satisfaction of the conditions precedent set forth in SECTION 3.02, Lender shall issue, execute and deliver (i) to the applicable Borrower a Project Commitment and (ii) to the applicable Construction Lender and such Borrower a Take-Out Agreement, pursuant to which agreements, Lender shall confirm its commitment to make the applicable Loan with respect to the related Project.

                  (b) Each Loan shall be made in accordance with the terms of the applicable Project Commitment upon delivery of a Notice of Borrowing not later than 11:00 A.M. (New York City time) on the third (3rd) Business Day prior to the date of the proposed Loan, by the applicable Borrower to Lender. Such notice (the "NOTICE OF BORROWING") shall be substantially in the form of EXHIBIT A attached hereto and shall specify therein the requested date of the Loan. Upon satisfaction of the conditions precedent to Lender's obligations to make such Loan set forth in ARTICLE III and the applicable Project Commitment, the Lender shall make such Loan available, before 11:00 A.M. (New York City time) on the applicable Closing Date, to such Borrower in accordance with the terms of the related Project Commitment and Take-Out Agreement.

                  (c) Each Loan shall be in a principal amount equal to the least of (i) the outstanding principal amount of and accrued and unpaid interest on the related Construction Loan; (ii) eighty percent (80%) of the fair market value (determined without any reduction on account of (i) any special, extraordinary or other non-recurring charges or expenses associated with a new opening or the initial 12 months of lease-up or (ii) operating deficits during the initial 12 months of operation) of the applicable Project (as determined by the Appraisal delivered to Lender pursuant to SECTION 3.02); and (iii) ninety percent (90%) of the

Project Costs of the applicable Project; provided, however, that no such Loan shall be in an amount less than One Million and No/100 Dollars ($1,000,000.00), except that the final Loan may be in an amount equal to the then entire unused Commitment.

                  (d) Each Notice of Borrowing from a Borrower to Lender shall be irrevocable and binding on such Borrower. In the case of any Notice of Borrowing delivered by a Borrower, the Company and such Borrower shall indemnify and hold harmless Lender against any loss, cost or expense incurred by Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in ARTICLE III, including, without limitation, any loss (including loss of anticipated profits) cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund the Loan when the Loan, as a result of such failure, is not made on such date.

                  (e) The Company shall have the right to designate a single Borrower to receive all Loans to be funded in accordance herewith within any sixty (60) day period; provided, however, that no single Borrower shall be designated to receive Loans in an aggregate principal amount exceeding Thirty Million and No/100 Dollars ($30,000,000). Each such Borrower shall be a corporation, limited partnership or limited liability company that is organized (and, in the case of a limited partnership or limited liability company, whose general partner or managing member is organized) as a Special Purpose Entity; provided, however, that, subject to SECTION 7.02, such Person shall not be required to comply with CLAUSE (Y) of EXHIBIT G.

                  SECTION 2.03. REPAYMENT OF THE LOAN. (a) On each Interest Payment Date occurring after the Closing Date with respect to each Loan, the related Borrower shall pay such portion of the principal of such Loan as shall be calculated based upon a twenty-five (25) year, constant-payment amortization schedule commencing on such Closing Date.

                  (b) Subject to the provisions of SECTION 2.04 and SECTION 2.07, the applicable Borrower shall repay to Lender the aggregate outstanding principal amount of its related Loan on the applicable Loan Maturity Date.


                  SECTION 2.04. PREPAYMENTS. (a) VOLUNTARY. Any Borrower may prepay its related Loan, in whole or in part, upon at least thirty (30) days' prior notice to Lender stating the proposed prepayment date and aggregate principal amount of the prepayment. If such notice is given, such Borrower shall, consistent with such notice, prepay the outstanding aggregate principal amount of the applicable Loan in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid, provided, however, that (1) each partial prepayment shall be in an aggregate principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00) or an integral multiple of One Thousand and No/100 Dollars ($1,000.00) in excess thereof and (2) no prepayment of a Loan shall be made other than on an Interest Payment Date.

                  (b) ACCELERATION. If an Event of Default occurs, and any Loan is declared to be immediately due and payable, then Lender will be entitled to add to the outstanding principal of the applicable Loan, plus any LIBOR Breakage Costs.

                  (c) PREPAYMENT ON CASUALTY OR CONDEMNATION. Each Loan shall be prepayable, in whole or in part, without premium, upon any application by Lender of any Net Proceeds in accordance with ARTICLE IV of the related Mortgage.

                  SECTION 2.05.  [RESERVED].

                  SECTION 2.06. INTEREST. (a) SCHEDULED INTEREST. Each Borrower shall pay interest on the unpaid principal amount of its related Loan owing to Lender from the date of disbursement of such Loan until such principal amount shall be paid in full, at the following rates per annum:

                  (i)      BASE RATE. During the periods, if any, during which
         SECTION 2.09 provides that the applicable Loan shall accrue interest based upon the Base Rate, a rate per annum equal to the Base Rate in effect from time to time, payable in arrears on each applicable Interest Payment Date.

                  (ii) EURODOLLAR RATE. Except as otherwise provided in clause (i) above, a rate per annum equal at all times during each Interest Period to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Eurodollar Margin, payable in arrears on each applicable Interest Payment Date.

                  (b) DEFAULT INTEREST. Upon the occurrence and during the continuance of a Default, the applicable Borrower shall pay interest on (i) the unpaid principal amount of its related Loan, payable in arrears on each Interest Payment Date and on demand, at a rate (the "DEFAULT INTEREST RATE") per annum equal at all times to the lesser of (x) the maximum nonusurious rate permitted by Law or (y) five percent (5%) per annum above the rate per annum required to be paid on such Loan pursuant to CLAUSE (A)(I) or (A)(II) above, as the case may be, and (ii) to the fullest extent permitted by Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the lesser of (x) the maximum nonusurious rate permitted by Law or (y) five percent (5%) per annum above the rate per annum required to be paid, in the case of interest, on its related Loan pursuant to CLAUSE (A)(I) or
(A)(II) above, as the case may be.

                  (c) NOTICE OF INTEREST RATE. (i) Promptly after receipt of a Notice of Borrowing pursuant to SECTION 2.02, Lender shall give notice to the Company and any Loan Servicer of the applicable interest rate determined by Lender for purposes of CLAUSE (A)(I) or (II).

                  (ii) Lender (or a Loan Servicer on behalf of Lender) shall, on each Determination Date, determine and provide each applicable Borrower with a statement of the Eurodollar Rate applicable for the related Interest Period and the applicable interest rate for the related Interest Period. After determining the applicable interest rate, Lender (or a Loan Servicer on behalf of Lender) shall calculate the aggregate interest payment payable on the applicable Loan on the relevant Interest Payment Date and shall, as soon as practicable, notify the related Borrower of such rates and the amount of the applicable interest installments. The determination of the interest rate payable on each Loan and the calculation of each interest installment by Lender (or a Loan Servicer on behalf of Lender) shall, in the absence of manifest error, be final and binding; provided, however, that any error in the determination of such interest rates and the calculation of each interest installment made by Lender (or a Loan Servicer on behalf of Lender) shall not relieve any Borrower from its obligations hereunder.

                  SECTION 2.07.  [RESERVED].

                  SECTION 2.08. FEES. (a) ORIGINATION FEE. On the Effective Date, the Company shall pay to Lender a nonrefundable origination fee in the amount of Three Million and 00/100 Dollars ($3,000,000.00)

                  SECTION 2.09. INCREASED COSTS, ETC. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Lender of agreeing to make or of making, funding or maintaining any Loan as a Eurodollar Rate Loan (excluding for purposes of this SECTION 2.09 any such increased costs resulting from (i) Taxes or Other Taxes (as to which SECTION 2.11 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the related Borrower shall from time to time, upon notice thereof and demand by Lender therefor, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to such Borrower by Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender as a result of or based upon the existence of Lender's commitment to lend hereunder and other commitments of such type, then, upon demand by Lender, applicable Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Company by Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If Lender notifies any Borrower that the Eurodollar Rate for any Interest Period for any Loan will not adequately reflect the cost to Lender of making, funding or maintaining its related Loan for such Interest Period, (i) such Loan will automatically, on the last day of the then existing Interest Period therefor, convert from a Eurodollar Rate Loan into a Base Rate Loan and (ii) the obligation of Lender to maintain such Loan as a Eurodollar Rate Loan shall be suspended until Lender shall notify such Borrower that it has determined that the circumstances causing such suspension no longer exist.

                  (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender or its Eurodollar Lending Office to perform its obligations hereunder to fund or maintain any Loan as a Eurodollar Rate Loan hereunder, then, on notice thereof and demand therefor by Lender to any applicable Borrower (i) such Loan will automatically, upon such demand, convert into a Base Rate Loan and (ii) the obligation of Lender to make or maintain such Loan as a Eurodollar Rate Loan shall be suspended until Lender shall notify each such Borrower that it has determined that the circumstances causing such suspension no longer exist.

                  SECTION 2.10. PAYMENTS AND COMPUTATIONS. (a) Each Borrower shall make each payment hereunder and under its related Note, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on each Interest Payment Date in U.S. dollars to Lender at Lender's Account in same day funds.

                  (b) All computations of interest and fees with respect to the Loans shall be made by Lender (or any Loan Servicer on behalf of Lender) on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by Lender (or any Loan Servicer on behalf of Lender) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of any Loan (at any time during which such Loan is a Eurodollar Rate Loan) to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  SECTION 2.11. TAXES. (a) Any and all payments by each Borrower under its related Note shall be made, in accordance with SECTION 2.10 and the terms of such Note, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on Lender's overall net income by the United States and taxes that are imposed on Lender's overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which Lender is organized or any political subdivision thereof and taxes that are imposed on Lender's overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of Lender's Applicable Lending Office or any political subdivision thereof (all such excluded taxes being hereafter referred to as "EXCLUDED TAXES" and all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "TAXES"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under its related Note to Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

SECTION 2.11) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under its related Note or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or its related Note or any related Project Loan Document other than Excluded Taxes (hereinafter referred to as "OTHER TAXES").

                  (c) Each Borrower shall indemnify Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this SECTION 2.11, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

                  (d) Within thirty (30) days after the date of any payment of Taxes, each applicable Borrower shall furnish to Lender, at its address referred to in SECTION 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under any Note by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to Lender, at such address, an opinion of counsel acceptable to Lender stating that such payment is exempt from Taxes. For purposes of this SUBSECTION (D) and SUBSECTION (E), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in SECTION 7701 of the Internal Revenue Code.

                  (e) Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by any Borrower (but only so long thereafter as Lender remains lawfully able to do so), provide such Borrower with two (2) original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If any form or document referred to in this

SUBSECTION (E) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224 that Lender reasonably considers to be confidential, Lender shall give notice thereof to such Borrower and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which Lender has failed to provide any Borrower with the appropriate form described in SUBSECTION
(E) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under SUBSECTION (E) above), Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should Lender become subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as Lender Party shall reasonably request to assist Lender to recover such Taxes.

                  SECTION 2.12. USE OF PROCEEDS. The proceeds of the Loans shall be available (and the Company shall cause the applicable Borrower to use such proceeds) solely to repay the related Construction Loan with respect to the related Project and pay and reimburse the Company and others for transaction fees and expenses.

                  SECTION 2.13. LATE CHARGE. Subject to SECTION 8.12, in the event that any installment of interest or principal with respect to any Loan shall become overdue for a period in excess of five (5) days, a "late charge" in an amount equal to five percent (5%) of the amount so overdue may be charged to the applicable Borrower by Lender for the purpose of defraying the expenses incident to handling such delinquent payments. Subject to SECTION 8.12, such late charge shall be in addition to, and not in lieu of, any other remedy Lender may have and is in addition to Lender's right to collect reasonable fees and charges of any agents or attorneys which Lender may employ in connection with any Default.

                  SECTION 2.14. SECURITY FOR THE LOANS. Each Loan shall constitute one general obligation of the applicable Borrower to Lender and each Borrower's obligations hereunder and under the other Loan Documents shall be secured by the applicable (a) Mortgage, (b) Security Agreement, (c) other Collateral Documents and (d) the security interests and Liens granted in this Agreement and in the other Loan Documents with respect to such Loan. Each Loan shall be cross-collateralized with each other Loan made pursuant to this Agreement and any Default or Event of Default under one of the Loans shall constitute a Default or Event of Default of all the Loans.

                  SECTION 2.15. THE NOTES. The obligation of each Borrower to pay the principal of and interest on each Loan shall be evidenced by a Note, duly executed and delivered by the applicable Borrower on the applicable Closing Date. Each Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this agreement, the applicable Note and the other applicable Loan Documents.

                  SECTION 2.16. TERMINATION OF COMMITMENT. Anything to the contrary provided in this Agreement notwithstanding, the Commitment of Lender hereunder shall automatically terminate if the Effective Date has not occurred on or prior to October __, 1998.


                                   ARTICLE III

                              CONDITIONS OF LENDING

                  SECTION 3.01. CONDITIONS PRECEDENT TO EFFECTIVE DATE. The obligations of Lender under this Agreement, including the obligation to make any Loans hereunder, shall become effective on the date (the "EFFECTIVE DATE") upon which the following conditions precedent have been satisfied:

                  (a) There shall have occurred no Material Adverse Change with respect to the Company since March 17, 1998.

                  (b) Lender shall have received the following, each in form and substance satisfactory to Lender (unless otherwise specified):

                           (i) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement and each other Loan Document.

                           (ii) A copy of the Organizational Documents of the Company, together with each amendment thereto, and, in the case of the certificate of incorporation of the Company, certified by the Secretary of State of the jurisdiction of its formation or incorporation as being a true and correct copy thereof.

                           (iii) A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, dated reasonably near the Effective Date, certifying that (A) the Company has paid all franchise taxes to the date of such certificate and (B) the Company is duly incorporated or formed and in good standing under the laws of the State of the jurisdiction of its organization.

                           (iv) A certificate of the Company, signed on behalf of the Company by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (B) the absence of any event occurring and continuing that constitutes a Default.

                           (v) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and each other Loan Document to which the company is or is to be a party and the other documents to be delivered hereunder and thereunder.

                           (vi)     The Guaranty executed by the Guarantor.

                           (vii) A favorable opinion of counsel for the Company acceptable to Lender, as to the enforceability of this Agreement and the Guaranty, in form and substance satisfactory to Lender.

                  SECTION 3.02. CONDITIONS PRECEDENT TO ISSUANCE OF A PROJECT COMMITMENT. The obligation of Lender to issue each Project Commitment and Take-Out Agreement with respect to a Loan hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the issuance of the applicable Project Commitment (the "COMMITMENT DATE"):

                  (a       Lender shall have completed a due diligence
         investigation of the applicable Project and determined, in its sole discretion, that such Project meets Lender's underwriting standards, which due diligence investigation may include, without limitation:

                           (i)      review of environmental reports,
                  architectural and engineering reports, management, title reports, surveys, insurance policies and other information and materials requested by Lender with respect to issues affecting or potentially affecting (A) the feasibility, viability and quality of the applicable Project and (B) the ability of the applicable Project to generate stabilized cashflows, net operating income and net operating cash flow;

                           (ii)     review of such projected financial
                  information and references with respect to such Project as Lender deems necessary; and

                           (iii)    a site inspection of the Project; and

                           (iv) an Appraisal of the Project performed by an Appraiser.

                  (b) The representations and warranties of the Company contained in each Loan Document to which the Company is a party shall be true and correct on and as of the applicable Commitment Date, before and after giving effect to the making of the applicable Loan by Lender and to the application of the proceeds therefrom, as though made on and as of such date.

                  (c) No event shall have occurred and be continuing, or would result from the making of the applicable Loan by Lender or from the application of the proceeds therefrom, that constitutes a Default.

                  (d) Before giving effect to the transactions contemplated by the applicable Project Commitment, there shall have occurred no Material Adverse Change.

                  (e) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

                  (f) The Company shall have paid all accrued fees and expenses of Lender which each such Loan Party is required to pay under the Loan Documents (including the accrued fees and expenses of counsel to Lender and local counsel to Lender).

                  (g) The Company shall not have been involved in any merger as a result of which the Company is not the surviving entity and no other Change or Control of the Company shall have occurred other than a Permitted Change of Control.

                  (h) The issuance of such Project Commitment to the applicable Borrower and the funding of the related Loan shall not exceed the limitations set forth in SECTION 2.02(E).

                  SECTION 3.03. CONDITIONS PRECEDENT TO FUNDING EACH LOAN. The obligation of Lender to fund each Loan hereunder is subject to the satisfaction of the conditions precedent set forth in the applicable Project Commitment issued with respect to such Loan.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

                  (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Company's certificate of incorporation or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Company of this Agreement or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby,
         (ii) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

                  (d) This Agreement has been, and each other Loan Document to which the Company is or is to be a party when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each other Loan Document to which the Company is a party when delivered hereunder will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (e) The consolidated balance sheet of the Company as of March 31, 1998 and the related consolidated statement[s] of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to Lender, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and since March 31, 1998 there has been no Material Adverse Change.

                  (f) No information, exhibit or report furnished by the Company or any of its Affiliates or shareholders to Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                  (g) There is no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

                  (h) No proceeds of any Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                  (i) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                  (j) The Company is not and will not be an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of the Company do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.

                  (k) The Company (1) is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA and transactions by or with the Company are not and will not be subject to state statutes applicable to the Company regulating investments of and fiduciary obligations with respect to governmental plans and (2) one or more of the following circumstances is true:

                           (A) equity interests in the Company or publicly offered securities within the meaning of 29 C.F.R. ss. 2510.3-101(b)(2);

                           (B) less than twenty-five percent (25%) of each outstanding class of equity interests in the Company are held by "benefit plan investors" within the meaning of 29 C.F.R. ss.2510.3-101(f)(2); or (C) the Company qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. ss. 2510.3-101(c) or (e) or an investment company registered under the Investment Company Act of 1940.

                  (l) The Company is not (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Law that purports to restrict or regulate its ability to borrow money.

                  (m) The Company and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed (or has obtained valid extensions of the deadlines to file) and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                  (n) The Company is, individually and together with its Subsidiaries, Solvent.

                  (o) The location of the Company's principal place of business and chief executive office is as set forth in SECTION 8.02.

                  (p) The Company is not a "foreign person" within the meaning of ss.1445(f)(3) of the Internal Revenue Code.

                  (q) The Company is not a party to any collective bargaining agreements.

                                    ARTICLE V

                              COVENANTS OF COMPANY


                  SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any portion of any Loan shall remain unpaid, the Company will:

                  (a) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and
         (ii) all lawful claims that, if unpaid, might by law become a Lien upon any of the Projects; provided, however, that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

                  (b) Preservation of Existence, Etc. Preserve and maintain its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Company shall not be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, as the case may be, and that the loss thereof would not result in a Material Adverse Effect;

                  (c) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with generally accepted accounting principles in effect from time to time; and

                  (d) ERISA. Deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (i) the Company is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) the Company is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

                           (A) equity interests in the Company are publicly offered securities, within the meaning of 29 C.F.R. ss. 2510.3-101(b)(2);

                           (B) less than twenty-five percent (25%) of each outstanding class of equity interests in the Company are held by "benefit plan investors" within the meaning of 29 C.F.R. ss. 2510.3-101(f)(2); or

                           (C) the Company qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. ss. 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

                  (e) Net Worth. From and after any Permitted Change of Control, maintain a net worth (determined in accordance with GAAP) of at least One Hundred Fifty Million and 00/100 Dollars
         ($150,000,000.00).

                  SECTION 5.02. NEGATIVE COVENANTS. So long as any portion of any Loan shall remain unpaid, the Company will not, at any time:

                  (a) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof;

                  (b) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP; or

                  (c) ERISA. Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement and the Loan Documents) to be a nonexempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

                  SECTION 5.03. REPORTING REQUIREMENTS. So long as any portion of the Loan shall remain unpaid, the Company will furnish to Lender:

                  (a)      [Reserved]

                  (b) Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each quarter, a balance sheet of the Company as of the end of such month and a statement of income and a statement of cash flows of the Company for such quarter and a statement of income and a statement of cash flows of the Company for such quarter, in each case in comparative form the corresponding figures (i) set forth in the applicable budget for such Fiscal Year and (ii) for the corresponding quarter of the preceding Fiscal Year, all in reasonable detail and duly certified by the Company.

                  (c) Annual Financials. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such Fiscal Year and a statement of income and a statement of cash flows of the Company for such Fiscal Year, in each case accompanied by an unqualified opinion of independent public accountants of nationally recognized standing acceptable to the Lender.

                  (d)      [Reserved]

                  (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in SECTION 4.01(G);

                  (f) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any material noncompliance by any of the Projects with any Environmental Law or Environmental Permit;

                  (g) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party as Lender may from time to time reasonably request.


                                   ARTICLE VI

                                EVENTS OF DEFAULT


                  SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

                  (a) the Company shall fail to make any payment required hereunder or under any related Loan Documents, within five (5) days after the same becomes due and payable; or

                  (b) any representation or warranty made by the Company (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c)      [Reserved];

                  (d) if a Change of Control has occurred with respect to the Company or the Guaranty, other than (i) a Permitted Change of Control or (ii) Change of Control resulting from the death or incapacity of any natural person; or

                  (e)      [Reserved]; or

                  (f)      [Reserved]; or

                  (g) if the Company shall violate or fail to comply with any of the provisions of SECTION 5.02; or

                  (h)      [Reserved]; or

                  (i) if the Company or Guarantor shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which
         (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Company by Lender, provided that if such failure is susceptible to cure but cannot be cured within such thirty (30) day period and such Loan Party commences action to cure such failure within such thirty (30) day period and diligently and continuously prosecutes such cure to completion, such thirty (30) day period shall be extended for up to an additional sixty (60) days; or

                  (j) the Company or Guarantor shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Company or Guarantor shall take any corporate action to authorize any of the actions set forth above in this SUBSECTION (J); or

                  (k)      [Reserved]; or

                  (l) any nonmonetary judgment or order shall be rendered against the Company or Guarantor that is reasonably likely to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (m) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Company or Guarantor to it, or the Company or Guarantor shall so state in writing; or

then, and in any such event, Lender (i) may by notice to the Company or each of the Borrowers, declare each of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (ii) immediately terminate any unadvanced portion of the Commitment; provided, however, that Lender agrees to fund any and all amounts of any existing Project Commitments; and provided further that, in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, all of the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower, and any unadvanced portion of the Commitment shall be immediately and automatically terminated.

                                   ARTICLE VII

                           SECONDARY MARKET; SERVICING

                  SECTION 7.01. ASSIGNMENTS AND PARTICIPATIONS. (a) Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement or any Loan (including, without limitation, all or a portion of any Note); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register, an Assignment and Acceptance.

                  (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, as the case may be, hereunder and (y) Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement or with respect to a particular Loan, such Lender shall cease to be a party hereto or to such Loan Documents, as the case may be). The foregoing notwithstanding, Lender shall not be released from its obligations hereunder to issue Project Commitments or fund Loans thereunder unless the applicable Assignee shall be approved by the Company and any Construction Lender.

                  (c)      Lender shall maintain at its address referred to in
SECTION 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender Parties and the principal amount of the Loan owing to each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the applicable Borrower, Lender and Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the applicable Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the applicable Borrower and the Company. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the applicable Borrower, at its own expense, shall execute and deliver to Lender in exchange for the surrendered Note or Notes a new Note to the order of such Assignee in an amount equal to the portion of the applicable Loan(s) assigned to it and a new Note to the order of the assigning Lender in an amount equal to the portion of the applicable Loan(s) retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note.

                  (e) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Notes held by it); provided, however, that (i) such Lender Party's obligations under this Agreement shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Notes for all purposes of this Agreement and (iv) the applicable Borrower, Lender and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement.

                  (f) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this SECTION 7.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the applicable Borrower furnished to such Lender Party by or on behalf of such Borrower.

                  (g) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 7.02. SECURITIZATION. Lender may elect to effect a securitization of any of the Loans by means of the issuance of certificates of interest therein or notes secured thereby (the "SECURITIES") rated by one or more Rating Agencies (the

"SECURITIZATION"). In such event and upon request by Lender, the Company and each applicable Borrower shall cooperate in all reasonable respects with Lender in the Securitization, including, but not limited to, (i) amending this Agreement and the other Loan Documents, and executing and delivering such additional documents, as may be requested by a Rating Agency; (ii) providing such information as may be requested in connection with the preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with federal or state securities laws; (iii) providing in connection with such information an indemnification certificate (A) certifying that such Borrower has carefully examined such private placement memorandum or registration statement, as applicable, including, without limitation, the sections entitled "Special Considerations", "Description of the Mortgage Loan and the Underlying Mortgaged Properties", "Operator", "The Mortgagor" and "Certain Legal Aspects of the Mortgage Loan" (or similarly titled sections), and that such Sections (and any other sections reasonably requested), insofar as they relate to the applicable Borrower, the Company, the applicable Loan or related Project, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender, the underwriter or placement agent and any of their Affiliates for any losses, claims, damages or liabilities (the "LIABILITIES") to which such parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to such Borrower, the Company, the applicable Loan or the related Project to which the Company and Borrower has certified to pursuant to CLAUSE (A) above or arise out of or are based upon the omission or alleged omission to state therein a material fact relating to such Borrower, the Company, the applicable Loan or the related Project required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse such parties for any legal or other expenses reasonably incurred by such parties in connection with investigating or defending the Liabilities; (iv) causing to be rendered such customary opinion letters as may be requested by and satisfactory to any Rating Agency including, without limitation, substantive nonconsolidation opinion letters and an opinion letter from each local real estate counsel to such Borrower stating that the assignment of the applicable Loan and the Loan Documents to a trustee in connection with the Securitization is enforceable; (v) making such customary representations, warranties and covenants with respect to such Borrower and the related Project as may be requested by any Rating Agency, (vi) providing such information regarding the related Project and such Borrower as may be requested by a Rating Agency or potential investors in certificates or otherwise required in connection with an election of REMIC or other tax status and ongoing administration and reporting by any trust formed in connection with the Securitization; and (vii) amending the related Borrower's or any partner or member of such Borrower's Organizational Documents to comply with CLAUSE (Y) of EXHIBIT G or making such other changes to the structure of such Borrower or such partners required by any Rating Agency to conform to requirements customarily imposed in similar transactions. Notwithstanding any of the Company's or the applicable Borrower's obligations under this SECTION 7.02, neither the company nor any Borrower shall be obligated to pay any Rating Agency fees or other of Lender's costs in connection with the Securitization, other than any amounts payable by the Company or any applicable Borrower with respect to the indemnity provided for in CLAUSE (B) of the preceding sentence.

                  SECTION 7.03.  [RESERVED].


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 8.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Company or any Borrower, at 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, Attention: Mark Ohlendorf, Senior Vice President and at 1201 Pacific Avenue, Suite 1800, Tacoma, Washington 98402, Attention: Mr David Boitano, Vice President, with a copy to Rogers & Hardin, 299 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention:
Carolyn B. Dobbins, Esq.; and if to Lender, at its address at 31 West 52nd Street, New York, New York 10019, Attention: General Counsel, Real Estate Finance, with a copy to the Loan Servicer; or as to each other party, at such other address as shall be designated by such party in a written notice to any Borrower and Lender. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to Lender pursuant to ARTICLE II, III or VII shall not be effective until received by Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Any notice delivered by Lender (or a Loan Servicer on behalf of Lender) shall be effective if it (a) complies with this SECTION 8.02 and (b) identifies the applicable Project with respect to the notice that is being delivered.

                  SECTION 8.03. NO WAIVER; REMEDIES. No failure on the part of any Lender Party or Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. COSTS, EXPENSES. (a) The Company agrees to pay or cause each Borrower to pay on demand (i) all reasonable costs and expenses of Lender or the Loan Servicer in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, transportation, computer, duplication, appraisal, Lender audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for Lender or the Loan Servicer with respect thereto, with respect to advising Lender or the Loan Servicer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Lender or the Loan Servicer in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for Lender and with respect thereto).

                  (b) The Company agrees to indemnify and hold harmless Lender, the Loan Servicer and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any Project or any Environmental Action relating in any way to any Project, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 8.04(B) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim against Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

                  (c)      [Reserved]

                  (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by Lender, in its sole discretion.

                  (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of each Borrower and the Company contained in SECTIONS 2.11 and 2.13 and this SECTION 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

                  SECTION 8.05. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of the applicable Borrower now or hereafter existing under this Agreement and the related Note, irrespective of whether Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Lender agrees promptly to notify such Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender and its respective Affiliates under this SECTION 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender and its respective Affiliates may have.

                  SECTION 8.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Company and Lender and thereafter shall be binding upon and inure to the benefit of the Company and Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

                  SECTION 8.07.  [RESERVED]

                  SECTION 8.08. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.09. JURISDICTION, ETC. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

                  SECTION 8.11. WAIVER OF JURY TRIAL. To the maximum extent permitted by law, each of the Company, and Lender and Lender Parties irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of Lender or any Lender Party in the negotiation, administration, performance or enforcement thereof.

                  SECTION 8.12. COMPLIANCE WITH USURY LAWS. It is expressly stipulated and agreed to be the intent of Company and Lender that each Loan made hereunder comply with the usury and other laws relating to the Loan Documents now or hereafter in effect in the state in which the applicable Project is located, to the extent any of the same are applicable thereto. If any such applicable laws render usurious any amount called for under any of the Loan Documents, or contracted for, charged or received with respect to any Loan, or if the acceleration of the maturity of any Loan or if any prepayment by the applicable Borrower results in such Borrower having paid any interest in excess of that permitted by law, then it is the express intent of the parties that all excess amounts theretofore collected by Lender be credited on the principal balance of the applicable Note (or, if such Note has been paid in full, refunded to such Borrower), and the provisions of the applicable Loan Documents immediately be deemed reformed and the amounts thereafter collected under such Loan Documents reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under the applicable Loan Documents.

                                      * * *

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        THE COMPANY

                                        ALTERNATIVE LIVING SERVICES, INC.


                                        By  /s/ David M. Boitano
                                            --------------------
                                            Name:  David M. Boitano
                                            Title:  Senior Vice President


                                        LENDER:

                                        DEUTSCHE BANK, AG
                                        NEW YORK BRANCH


                                        By  /s/ Steven Stuart
                                            -----------------
                                            Name:  Steven Stuart
                                            Title:  Attorney-in-Fact


                                        By  /s/ Allisson Michaels
                                            ---------------------
                                            Name:  Allisson Michaels
                                            Title:  Attorney-in-Fact